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                                                                    EXHIBIT 9(a)

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    BETWEEN

                       IMPACT MANAGEMENT INVESTMENT TRUST

                                      AND

                        IMPACT MANAGEMENT SERVICES, INC.


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                                     INDEX

1.       Terms of Appointment; Duties of IMSI.....................................................................1

2.       Fees and Expenses........................................................................................3

3.       Representations and Warranties of IMSI...................................................................3

4.       Representations and Warranties of the Trust..............................................................4

5.       Indemnification..........................................................................................4

6.       Covenants of the Trust and IMSI..........................................................................6

7.       Termination of Agreement.................................................................................7

8.       Assignment...............................................................................................7

9.       Amendment................................................................................................7

10.      Colorado Laws to Apply...................................................................................7

11.      Merger of Agreement......................................................................................7

12.      Notices..................................................................................................8

Fee Schedule......................................................................................................9

(a)      Account Maintenance Charge...............................................................................9

(b)      IRA Plan Fees...........................................................................................10

         Fee Increases...........................................................................................10

(c)      Expenses................................................................................................10

(d)      Special Reports.........................................................................................10

(e)      Security Deposit........................................................................................11

(f)      Conversion Charge.......................................................................................11

Schedule A.......................................................................................................12

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                     TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made the 7th day of January, 1997, by and between IMPACT MANAGEMENT INVESTMENT TRUST having its principal office and place of business at 1875 Ski Time Square Drive, Suite One, Steamboat Springs, Colorado 80487(the "Trust"), and IMPACT MANAGEMENT SERVICES, INC., a Pennsylvania corporation having its principal office and place of business at Arrott Building, Third Floor, 401 Wood Street, Pittsburgh, Pennsylvania 15219("IMSI").

         WHEREAS, the Trust desires to appoint IMSI as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and IMSI desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES OF IMSI

         1.01 Subject to the terms and conditions set forth in this agreement, the Trust hereby employs and appoints IMSI to act as, and IMSI agrees to act as its transfer agent for the Trust's authorized and issued shares of beneficial interest, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") set out in the currently effective prospectus and statement of additional information ("prospectus") of the Trust.

         1.02     IMSI agrees that it will perform the following services:

                  (a) In accordance with procedures established from time to time by agreement between the Trust and IMSI, IMSI shall:

(i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Trust authorized by the Board of Trustees of the Trust (the "Custodian");

(ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv) At the appropriate time as and when it receives moneys paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such moneys as instructed by the redeeming Shareholders;

(v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi) Prepare and transmit payments for dividends and distributions declared by the Trust;

(vii) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

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(viii) Record the issuance of shares of the Trust and maintain pursuant to SEC
Rule 7Ad-10(e) a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. IMSI shall also provide the Trust on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Trust.

                  (b) In addition to and not in lieu of the services set forth in the above paragraph (a), IMSI shall:

(i) Perform all of the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on US resident and non-resident alien accounts, preparing and filing US Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemption's of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system and reports which will enable the Trust to monitor the total number of shares sold in each State.

                  (c) In addition, the Trust shall (i) identify to IMSI in writing those transactions and shares to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of such transactions for each state on the system prior to activation and thereafter monitor the daily activity for each State as provided by IMSI. The responsibility of IMSI for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Trust as provided above.

         Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and IMSI.

2.       FEES AND EXPENSES

         2.01 For performance by IMSI pursuant to this Agreement, the Trust agrees to pay IMSI an annual maintenance fee for each Shareholder account and transaction fees for each portfolio or class of shares serviced under this Agreement (See Schedule A) as set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and IMSI.

         2.02 In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburse IMSI for out-of-pocket expenses or advances incurred by IMSI for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by IMSI at the request or with the consent of the Trust, will be reimbursed by the Trust.

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         2.03 The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to IMSI by the Trust at least seven (7) days prior to the mailing date of such materials.

3.       REPRESENTATIONS AND WARRANTIES OF IMSI

IMSI represents and warrants to the Trust that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania.

         3.02 It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

         3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.06 IMSI is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to IMSI that:

         4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

         4.02 It is empowered under applicable laws and by its Declaration of Trust and by-laws to enter into and perform this Agreement.

         4.03 All corporate proceedings required by said Declaration of Trust and by-laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940.

         4.05 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

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5.       INDEMNIFICATION

         5.01 IMSI shall not be responsible for, and the Trust shall indemnify and hold IMSI harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All action of IMSI or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct.

(b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

(c) The reliance on or use by IMSI or its agents or subcontractors of information, records and documents which (i) are received by IMSI or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust other than by IMSI.

(d) The reliance on, or the carrying out by IMSI or its agents or subcontractors of any instructions or requests of the Trust.

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 IMSI shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by IMSI as a result of IMSI's lack of good faith, gross negligence or willful misconduct.

         5.03 At any time IMSI may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by IMSI under this Agreement, and IMSI and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. IMSI, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided IMSI or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change or authority of any person, until receipt of written notice thereof from the Trust. IMSI, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

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         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provisions of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

6.       COVENANTS OF THE TRUST AND IMSI

         6.01 The Trust shall promptly furnish to IMSI a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of IMSI and the execution and delivery of this Agreement.

         6.02 IMSI hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 IMSI shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, IMSI agrees that all such records prepared or maintained by IMSI relating to the services to be performed by IMSI hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

         6.04 IMSI and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

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         6.05 In case of any requests or demands for the inspection of the
Shareholder records of the Trust, IMSI will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. IMSI reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Trust or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

7.       TERMINATION OF AGREEMENT

         7.01 This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided, however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

         7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of record and material will be borne by the Trust. Additionally, IMSI reserves the right to charge for any other reasonable expenses associated with such termination.

8.       ASSIGNMENT

         8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.       AMENDMENT

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

10.      COLORADO LAWS TO APPLY

         10.01 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Colorado, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.      MERGER OF AGREEMENT

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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12.      NOTICES.

         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

TO THE ADMINISTRATOR:                     TO THE TRUST:

Impact Management Services, Inc.          Impact Management Investment Trust
Arrott Building, Third Floor              1875 Ski Time Square Drive, Suite One
401 Wood Street                           Steamboat Springs, CO 80487
Pittsburgh, PA 15219

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IMPACT MANAGEMENT INVESTMENT              IMPACT MANAGEMENT SERVICES,
TRUST                                     INC.

By:  /s/CHARLES R. CLARK                  By: /s/RONALD A. STILLER
    -------------------------                 ----------------------------
   Charles R. Clark, Chairman                 Ronald A. Stiller, President
   of the Board of Trustees

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                                  FEE SCHEDULE

         For the services rendered by IMSI in its capacity as transfer agent, the Trust shall pay IMSI, within ten (10) days after receipt of an invoice from IMSI at the beginning of each month, a fee, calculated as a combination of account maintenance charges and transaction charges as follows:

(A)      ACCOUNT MAINTENANCE CHARGE:

         Based upon the total of all open/closed accounts in the Trust group upon the following annual rates (billed monthly):**

         Open Accounts . . . . . . . . . $165 per account/per year
         Closed accounts . . . . . . . . $2.00 per account***

** All accounts closed during a calendar year will be considered as open accounts for billing purposes until the end of that calendar year.

*** Closed accounts will remain in the shareholder files until all 1099's and 5498's have been sent to shareholders and reported (via magnetic media) to the IRS.

TRANSACTION FEES:
(There shall be no transaction fees charged at this time.)

Trade Entry (purchase/liquidation) and
  maintenance transactions.............................................$ 0 each
New account set-up.....................................................$ 0 each
Customer service calls.................................................$ 0 each
Correspondence/information requests....................................$ 0 each
Check preparation......................................................$ 0 each
Liquidation's paid by wire transfer....................................$ 0 each
Omnibus accounts....................................( per transaction)*$ 0
ACH charge.............................................................$ 0 each
SWP...................................................................*$ 0 each

*Not included as a Trade Entry

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                                 FEE INCREASES

On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the change in the Customer Price Index for the Northeast region (CPI) for the twelve month period ending with the month preceding such annual anniversary date.

(b)      EXPENSES:

         The Trust shall reimburse IMSI for any out-of-pocket expenses, exclusive of salaries, advanced by IMSI in connection with but not limited to the printing of confirmation forms and statements, proxy expenses, travel requested by the Trust, telephone, facsimile transmissions, stationery and supplies (related to Trust records), record storage, postage (plus a $.015 service charge for all mailings, pro-rata portion of annual 17AD-13 audit letter, telex and courier charges incurred in connection with the performance of its duties hereunder. IMSI shall provide the Trust with a monthly invoice of such expenses and the Trust shall reimburse IMSI within fifteen (15) days after receipt thereof.

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                                   SCHEDULE A

                PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

                       IMPACT MANAGEMENT GROWTH PORTFOLIO

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